Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

RICHTECH ROBOTICS INC.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class B Common Stock	(1)	Other	8,500,000	$2.98	$25,330,000.00	0.0001381	$3,498.07

Total Offering Amounts:							$25,330,000.00		3,498.07
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$3,498.07

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Offering Note(s)

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

Represents the shares of Class B common stock (“Class B Common Stock”) of Richtech Robotics Inc. (the “Company”) issued to the selling stockholder pursuant to a securities purchase agreement (the “Purchase Agreement”), dated as of January 27, 2026, in a private placement.

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class B Common Stock on The Nasdaq Stock Market LLC on February 12, 2026 ($2.98 per share), in accordance with Rule 457(c) of the Securities Act.

Calculated pursuant to Rule 457 of the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.00013810.